Exhibit 10.37

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of January 13, 2012 (the “Effective Date”), is made by and among Number Holdings, Inc., a Delaware corporation (“Holdings”), 99 Cents Only Stores, a California corporation (“99 Cents”), and CPPIB Equity Investments Inc. (“CPPIB”).

WHEREAS, Holdings desires to obtain from CPPIB, and CPPIB desires to provide certain management and financial services to Holdings and its subsidiaries; and

WHEREAS, CPPIB has provided services to Holdings in connection with the transactions contemplated by the Agreement and Plan of Merger, dated October 11, 2011 (the “Merger Agreement”), by and among Holdings, Number Merger Sub Inc., a Delaware corporation, and 99 Cents.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.               Retention.  Subject to the terms and conditions hereof, Holdings hereby retains CPPIB to provide certain agreed upon management and financial services to Holdings and its subsidiaries during the term of this Agreement.

2.               Reimbursement of Expenses.  Holdings and 99 Cents shall, jointly and severally, pay to, or on behalf of, CPPIB, within 30 days of submission of itemized expense statements and other documentation in accordance with reasonable procedures specified by 99 Cents, all actual out-of-pocket third party expenses (excluding allocation of internal expenses) incurred by CPPIB or any CPPIB Related Party (as defined below) (or incurred on such Person’s behalf by any other Persons) in connection with (i) the transactions contemplated by the Merger Agreement and (ii) the services provided hereunder. Such expenses shall include, among other things, the fees and disbursements of external counsel and other unaffiliated third party advisors or consultants, travel expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures.

3.               Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the date upon which Holdings and CPPIB mutually agree to terminate this Agreement.  Notwithstanding any other provision hereof, (i) Holdings’ and 99 Cents’ obligations to pay amounts due pursuant to Section 2 hereof with respect to periods prior to the termination hereof and (ii) the provisions of Sections 4 through 7 hereof shall survive any termination of this Agreement.

4.               Decisions/Authority of Management Advisor.  Holdings and its subsidiaries shall make all decisions with regard to any matter upon which CPPIB has rendered its advice and consultation, and there shall be no liability to CPPIB or any CPPIB Related Party for any such advice accepted or rejected by Holdings or any of its subsidiaries pursuant to the provisions of this Agreement.  For any services provided hereunder, or under any other arrangement arising out of this Agreement, CPPIB and the CPPIB Related Parties shall be acting solely as independent contractors and not as agents of Holdings or any of its subsidiaries and nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship of any kind, or an employee/employer relationship, between the parties hereto (or any of their respective Related Persons).  CPPIB shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon Holdings or any of its subsidiaries or to obtain or incur any right, obligation or liability on behalf of Holdings or any of its subsidiaries.  CPPIB shall have complete charge of any of its personnel who render advice and consultation to Holdings or any of its subsidiaries under this Agreement. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of CPPIB or any CPPIB Related Party, including without limitation in any of their respective capacities as stockholders or directors of Holdings or any of its subsidiaries.

5.               Indemnification.

(a)          Holdings and 99 Cents shall, jointly and severally:

(i)    indemnify CPPIB and each CPPIB Related Party (collectively, the “Indemnified Parties”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, directly or indirectly caused by, related to, based upon, or arising out of the rendering of any advice or performance of any services by any Indemnified Party for Holdings or any of its subsidiaries, in each case, except for any such loss, claim, damage or liability resulting from the gross negligence, bad faith or willful misconduct of any Indemnified Party; and

(ii)   promptly reimburse the Indemnified Parties for all costs and expenses (including reasonable counsel fees and expenses and the reasonable costs and expenses of enforcing this Section 5), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not any Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Holdings or any of its subsidiaries and whether or not such claim, action or proceeding results in any liability.

(b)         Each of Holdings and 99 Cents agrees that neither CPPIB nor any CPPIB Related Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Holdings or any of its Affiliates, or any of the security holders or creditors of Holdings or any of their respective Affiliates directly or indirectly caused by, related to, based upon, or arising out of (i) the engagement of CPPIB pursuant to this Agreement, the performance of the services to be performed hereunder, or the rendering of any advice or performance of any services by CPPIB or any CPPIB Related Party or (ii) any Outside Activities (as defined below).  Holdings and 99 Cents shall, jointly and severally, indemnify CPPIB and each CPPIB Related Party, to the fullest extent lawful, from and against any and all such liabilities to which CPPIB or any CPPIB Related Party becomes subject.

(c)          CPPIB makes no representations or warranties, express or implied, in respect of the services to be provided by it hereunder.

6.               Definitions.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  No Person shall be deemed to be an Affiliate of CPPIB solely by virtue of the fact that such Person is a director of officer of Holdings, and no Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of stock in Holdings.

“CPPIB Related Party” means (a) each Related Person of CPPIB and (b) each of the partners, members, directors, officers, employees, agents and controlling persons of CPPIB or any of its Related Persons.

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any investment manager, investment advisor, managing member or general partner of such Person, (c) any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment advisor, managing member or general partner is such Person or a Related Person of such Person, and (d) any equity investor, member, partner or officer of such Person.

7.               Miscellaneous.

(a)          Assignment.  None of the parties hereto shall assign this Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of the other party; provided, that CPPIB may assign this Agreement or its rights and obligations hereunder to an CPPIB Related Party without obtaining such consent.  Subject to the foregoing, this Agreement will be binding upon and inure solely for the benefit of the parties hereto and their respective successors and assigns and no other person shall acquire or have any right hereunder or by virtue hereof.

(b)         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, as permitted by Section 5-1401 of the General Obligations Law of the State of New York.

(c)          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, illegal, void or unenforceable.

(d)         Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(e)          Further Assurances.  The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

(f)            Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

(g)         Headings.  The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

(h)         Outside Activities.  CPPIB and the CPPIB Related Parties may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of Holdings and its subsidiaries, and may provide advice and other assistance to any investment, business venture or entity, and Holdings shall have no rights by virtue of this Agreement or otherwise in and to investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any investment or venture, even if competitive with the business of Holdings and its subsidiaries, shall not be deemed wrongful or improper.  CPPIB and the CPPIB Related Parties shall not be obligated to present any particular investment or business opportunity to Holdings even if such opportunity is of a character that, if presented to Holdings, could be taken by Holdings, and CPPIB and the CPPIB Related Parties shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.  For the avoidance of doubt, Holdings hereby acknowledges and agrees that one or more of CPPIB and the CPPIB Related Parties have had, and from time to time may have, outside activities or interests that conflict or may conflict with the best interests of Holdings (collectively, “Outside Activities”), including investment opportunities or investments in, ownership of, or participation in entities that are or could be complementary to, or competitive with, Holdings and its subsidiaries.

Holdings hereby consents to, and waives any interest or expectancy it might have in, all such Outside Activities of CPPIB and any CPPIB Related Party.

(i)             Amendment and Waiver.  This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided, that the same are in writing and signed by each of the parties hereto.

(j)             Counterparts.  This Agreement and any joinders thereto may be executed in any number of counterparts, including by way of electronic transmission (e.g., pdf and facsimile formats), each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(k)          Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(l)             Interpretation.  When a reference is made in this Agreement to a Section or paragraph, such reference shall be to a Section or paragraph of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(m)       No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto, the Indemnified Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first appearing above.

NUMBER HOLDINGS, INC.

By:	/s/ Eric Schiffer
	Name:	Eric Schiffer
	Title:	Chief Executive Officer

99 CENTS ONLY STORES

By:	/s/ Eric Schiffer
	Name:	Eric Schiffer
	Title:	Chief Executive Officer

CPPIB EQUITY INVESTMENTS INC.

By:	/s/ André Bourbonnais
	Name:	André Bourbonnais
	Title:	Senior Vice President, Private Investments

By:	/s/ Jim Fasano
	Name:	Jim Fasano
	Title:	Vice President, Head of Principal Investing

[Signature Page to Management Services Agreement (CPPIB)]